Exhibit (h)(150)

DRAFT

FORM OF

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is made this [day] of [Month], 2022, by and among [ ] (the “Acquiring Fund Trust”), on behalf of the series identified in Schedule A, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and [ ] (the “Acquired Fund Trust”) on behalf of the series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”).

WHEREAS, the Acquiring Fund Trust and the Acquired Fund Trust are registered with the U.S. Securities and Exchange Commission (“SEC”) as investment companies under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

I.	TERMS OF INVESTMENT

1.1

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. [For mutual funds: The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.][For ETFs: The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request partially or wholly in-kind.]

(ii) [For Acquired Mutual Funds if the adviser determines it to be appropriate for the Fund: Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. [The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.]]

[For Acquired ETFs if the adviser determines it to be appropriate for the Fund: Timing/advance notice of transactions. The Acquiring Fund will provide advance notification to the Acquired Fund of its intention to place redemption orders through an Authorized Participant (as that term is defined in the Acquired Fund’s prospectus and statement of additional information) to the extent practicable and only if consistent with the Acquiring Fund’s best interests and the requirements of the 1940 Act. Only upon the request of the Acquired Fund or its authorized agent, the Acquiring Fund will use reasonable efforts to spread redemption orders placed through an Authorized Participant over multiple days.[The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision applies only to redemptions through Authorized Participants and does not apply to trades placed by the Acquiring Fund in secondary markets.]]

(iii) Scale of investment. Upon reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund. [The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.]

1.2      Section 1.1 shall not apply to any purchases or sales of Acquired Funds via secondary market transactions.

1.3      In order to assist the Acquiring Fund’s investment adviser (the “Adviser”) [or sub-adviser] with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its Adviser [and sub-adviser] with information reasonably requested to comply with the terms and conditions of the Rule, including information on the fees and expenses of the Acquired Fund.

II.	REPRESENTATIONS OF THE ACQUIRING AND ACQUIRED FUNDS

2.1    In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as publicly interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as publicly interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

2.2    [Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided pursuant to Section 2.1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants, attorneys and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement or complying with the Rule.]

2.3    [Each Acquired Fund represents that it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company (as defined in Section 3 of the 1940 Act) or a Private Fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund, except as may otherwise be permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief.]

2.4    In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; and (ii) comply with its obligations under this Agreement.

III.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered mail, overnight mail or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Acquiring Fund Trust or an Acquiring Fund:

Title

Address:

E-mail:

With a copy to:

Title

E-mail:

If to an Acquired Fund Trust or an Acquired Fund:

Title

Address:

E-mail:

With a copy to:

Title

E-mail:

IV.	TERMINATION; ASSIGNMENT; AMENDMENT; GOVERNING LAW

4.1    This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified publicly by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 4.2.

4.2    This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

4.3     This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

4.4      This Agreement may be amended only by a writing that is signed by each affected party.

4.5      This Agreement will be governed by the laws of [ ] without regard to its choice of law principles.

4.6      In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Fund Trust.

4.7      In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of an Acquired Fund Trust.

4.8      [For Massachusetts business trusts: A copy of the Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee or shareholder of the Fund[s] shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Fund[s].

V.	MISCELLANEOUS

5.1     [Each Acquiring Fund [and Acquired Fund] acknowledges and agrees that the [other party][Acquired Fund] will be irreparably harmed in the event that [the Acquiring Fund][such other party] breaches the provisions of Article II and Section 4.3 of this agreement such that monetary damages alone cannot fully compensate the [Acquired Fund][non-breaching party] for such harm. Accordingly, each [acquiring Fund][party] agrees that the [Acquired Fund][non-breaching party] shall be entitled to injunctive relief to prevent or stop breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the requirement of posting any bond.]

5.2      This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[ ], on behalf of itself and each of the Acquiring Funds listed on Schedule A, Severally and Not Jointly

Name:
Title:

[ ], on behalf of itself and each of the Acquired Funds listed on Schedule B, Severally and Not Jointly

Name:
Title:

SCHEDULE A

Acquiring Funds

[ ] -

SCHEDULE B

Acquired Funds

[ ]

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